EXHIBIT 99.1
Following are the Statements of Revenues and Direct Operating Expenses of the West Williston Acquisition Properties (as described in Note 1):

West Williston Acquisition Properties
Statements of Revenues and Direct Operating Expenses

	Nine Months Ended September 30,
	2013	2012
	(In thousands)
	Unaudited
Oil and gas revenues	$155,546	$104,043
Direct operating expenses	29,820	19,696
Oil and gas revenues in excess of direct operating expenses	$125,726	$84,347
See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

West Williston Acquisition Properties
Notes to Statements of Revenues and Direct Operating Expenses

1.	Basis of Presentation
The accompanying Statements of Revenues and Direct Operating Expenses represent the interest in the revenue and direct operating expenses of approximately 136,000 net acres of oil and natural gas producing properties acquired by Oasis Petroleum North America LLC, a wholly owned subsidiary of Oasis Petroleum Inc. (the “Company”), from two undisclosed private sellers (the “Sellers”) on October 1, 2013 for $1,496.4 million in cash, which is subject to further customary post close adjustments. The properties are located in the Company’s West Williston project area of the Williston Basin, and are referred to herein as the “West Williston Acquisition Properties.”
The Statements of Revenues and Direct Operating Expenses have been derived from the Sellers’ historical financial records. For purposes of these statements, all properties identified in the purchase and sale agreement are included herein. During the periods presented, the West Williston Acquisition Properties were not accounted for as or operated as a separate subsidiary or division by the Sellers. The accompanying Statements of Revenues and Direct Operating Expenses vary from a complete income statement in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they do not reflect certain expenses incurred in connection with the ownership and operation of the West Williston Acquisition Properties, including but not limited to depreciation, depletion and amortization, accretion of asset retirement obligations, general and administrative expenses, interest expense and federal and state income taxes. These costs were not separately allocated to the working interests of the West Williston Acquisition Properties in the accounting records of the Sellers. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations indicative of the historical performance of the West Williston Acquisition Properties had they been the Company’s properties, due to the differing size, structure, operations and accounting policies of the Sellers versus the Company. Furthermore, no balance sheet has been presented for the West Williston Acquisition Properties because the acquired properties were not accounted for as or operated as a separate subsidiary or division by the Sellers and complete financial statements are not available, nor has information about the West Williston Acquisition Properties’ operating, investing and financing cash flows been provided for similar reasons. Accordingly, the historical Statements of Revenues and Direct Operating Expenses of the West Williston Acquisition Properties are presented in lieu of the full financial statements required under Item 3-05 of the Securities and Exchange Commission’s Regulation S-X.
These Statements of Revenues and Direct Operating Expenses are not indicative of the results of operations for the West Williston Acquisition Properties on a go forward basis.
The accompanying Statements of Revenues and Direct Operating Expenses for the nine months ended September 30, 2013 and 2012 are unaudited, and have been prepared on the same basis as the annual Statements of Revenues and Direct Operating Expenses filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A on November 7, 2013 and, in the opinion of management, reflect all adjustments necessary to fairly present the West Williston Acquisition Properties’ excess of revenue over direct operating expenses for the nine months ended September 30, 2013 and 2012.

2.	Summary of Significant Accounting Policies
Use of Estimates - The Statements of Revenues and Direct Operating Expenses are derived from the historical operating statements of the Sellers. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Statements of Revenues and Direct Operating Expenses. Actual results could be different from those estimates.
Revenues and direct operating expenses relate to the historical net revenue interest and net working interest, respectively, in the West Williston Acquisition Properties.
Revenue Recognition - Oil, gas and condensate revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Revenues are reported net of overriding and other royalties due to third parties. There were no significant imbalances with other revenue interest owners during the nine months ended September 30, 2013 and 2012.

West Williston Acquisition Properties
Notes to Statements of Revenues and Direct Operating Expenses

During the nine months ended September 30, 2013, sales to Tesoro Petroleum Corporation, Enterprise Crude Inc., Sun Refining and Marketing, Inc. and Interstate Petroleum, Inc. accounted for approximately 24%, 23%, 22% and 14%, respectively, of the West Williston Acquisition Properties’ total revenues. During the nine months ended September 30, 2012, sales to Tesoro Petroleum Corporation, Sun Refining and Marketing, Inc., TransMontaigne Product Services, Inc., Interstate Petroleum, Inc. and Rose Rock Midstream Crude, L.P. accounted for approximately 23%, 22%, 16%, 11% and 11%, respectively, of the West Williston Acquisition Properties’ total revenues. During such periods, no other purchasers accounted for more than 10% of the total revenues. Management believes that the loss of any of these purchasers would not have a material adverse effect on the operations of the West Williston Acquisition Properties, as there are a number of alternative oil and natural gas purchasers in the producing regions of the West Williston Acquisition Properties.
Direct Operating Expenses - Direct operating expenses are recognized when incurred and consist of the direct expenses of operating the West Williston Acquisition Properties. Direct operating expenses include lease operating expenses, production taxes, and processing and transportation expenses. Lease operating expenses include lifting costs, well repair expenses, facility maintenance expenses, well workover costs, and other field-related expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities.

3.	Contingencies
The activities of the West Williston Acquisition Properties may become subject to potential claims and litigation in the normal course of operations. The Company does not believe that any liability resulting from any pending or threatened litigation will have a material adverse effect on the operations or financial results of the West Williston Acquisition Properties.

4.	Subsequent Events
The Company has evaluated subsequent events through April 1, 2014, the date the Statements of Revenues and Direct Operating Expenses were available to be issued, and has concluded that no events need to be reported in relation to this period.

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